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                                                                EXECUTED VERSION


EXHIBIT 4.7


                                    GUARANTY

      GUARANTY, dated as of June 11, 2001, of Flour City Architectural Metals, Inc., a Delaware corporation (the "Guarantor"), in favor of Dimensional Partners, L.P. and Dimensional Partners, Ltd. (each, a "Holder", and, together with any permitted assigns of the Debentures, the "Holders").

            WHEREAS, simultaneously herewith, Flour City International, Inc., a Nevada corporation (the "Issuer"), is issuing its 8 1/2% Subordinated Secured Convertible Debentures due 2004 in favor of the Holders in an aggregate principal amount of $2,500,000 (the "Debentures");

            WHEREAS, the Guarantor is a wholly-owned subsidiary of the Issuer and will receive considerable benefit from the sale of the Debentures by the Issuer, the proceeds of which sale will be used for working capital purposes by the Issuer and its subsidiaries;

            WHEREAS, as a condition to the purchase of the Debentures by the Holders, the Guarantor is required to guarantee the obligations of the Issuer under the Debentures; and

            WHEREAS, simultaneously herewith, the Guarantor and the Issuer are entering into a Junior Security Agreement with the Holders (the "Security Agreement"), pursuant to which the Guarantor has granted to the Holders a security interest in its domestic accounts receivable and related collateral (collectively, the "Collateral") to secure its obligations under this Guaranty.

            NOW, THEREFORE, in consideration of the foregoing and the agreements, representations and warranties hereinafter set forth, the Guarantor agrees as follows:

            1. DEFINITIONS. Each capitalized term not defined herein shall have the meaning set forth in the Debentures.

            2. GUARANTY OF PAYMENT. The Guarantor hereby unconditionally and irrevocably guarantees to the Holders the full and punctual payment, when due, of all amounts required to be paid by the Issuer under the Debentures (collectively, the "Obligations"), when and as the same shall become due and payable, whether at maturity or by acceleration or otherwise. This Guaranty is an absolute and unconditional guaranty of payment and not of collection only, and may be enforced by Holders without first resorting to any other right or remedy which they may have against the Issuer. If the Issuer shall fail to pay punctually any of the Obligations when and as the same shall become due and payable, whether at maturity or by acceleration or otherwise, then the Holders may, without notice to the Issuer or the Guarantor, declare the Obligations to be due and payable by the Guarantor, and the Guarantor shall forthwith on demand pay the same in immediately available funds to the Holders.


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            3. COSTS AND EXPENSES. The Guarantor shall forthwith on demand reimburse the Holders in immediately available funds for all costs and expenses reasonably incurred by or on behalf of the Holders (including, without limitation, reasonable accountants' fees and reasonable attorneys' fees and their respective disbursements and court costs) in enforcing the obligations of the Guarantor hereunder.

            4. OBLIGATIONS OF GUARANTOR NOT AFFECTED. This Guaranty is a continuing guaranty and all liabilities to which it applies or may apply shall be conclusively presumed to have been created in reliance hereon. The liabilities and obligations of the Guarantor hereunder are primary and unconditional and shall remain in full force and effect without regard to, and shall not be affected or impaired in any respect by: (a) any assignment, transfer, amendment, modification, rescission or cancellation of, or addition or supplement to, the Debentures; (b) the invalidity, illegality or unenforceability, in whole or in part, of any of the Debentures; (c) any exercise, non-exercise, waiver, release or cancellation by the Holders of any right, remedy, power or privilege under or in respect of any of the Debentures;
(d) any consent, release, extension, indulgence, or any other action, inaction or omission under or in respect of any of the Debentures or of or with respect to the Issuer; (e) any receivership, insolvency, bankruptcy, liquidation, reorganization, arrangement, readjustment, composition, dissolution or other similar proceeding involving or affecting the Issuer; (f) any sale, exchange, release, transfer, assignment, conveyance, or other dealing with or disposition of the Collateral; (g) any improper filing or recording or any failure by the Holders to file, record or to otherwise perfect or continue perfection of any lien or security interest in favor of the Holders on any of the Collateral, or to preserve, maintain or otherwise properly deal with any of the Collateral; (h) any defense, setoff or counterclaim asserted by the Issuer; or (i) any other cause or circumstance whatsoever, including, without limitation, any other act, thing, omission or delay which would or might in any manner or to any extent vary the risk of the Guarantor or which would or might otherwise operate as a discharge of the Guarantor as a matter of law, whether or not the Guarantor shall have notice or knowledge of any of the matters referred to in this Section 4.

            5. WAIVERS AND CONSENTS. Except as otherwise specifically provided herein, the Guarantor hereby waives: (a) notice of acceptance of this Guaranty or of any action taken or not taken in reliance hereon; (b) presentment, demand, notice and protest of any kind with respect to the Obligations; (c) notice of any of the matters referred to in Section 4 of this Guaranty; (d) all other notices and demands which may be required by statute, rule or law or otherwise to preserve any right of the Holders against the Issuer or the Guarantor with respect to the delivery, acceptance, performance, default or enforcement of this Guaranty or any of the Debentures, including, without limitation, notice of protest and dishonor, notice of acceptance, default or non-payment; and (e) any right of subrogation by virtue of payments made hereunder unless and until the Holders shall have received full payment of all of the Obligations.

            6. AUTHORIZATION; ENFORCEABILITY; NO VIOLATIONS OR CONSENTS. The Guarantor represents and warrants that (a) the Guarantor has the power and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty in accordance with its terms, (b) this Guaranty has been duly executed and delivered by the Guarantor and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforceability of creditors' rights generally, and (c) the execution and delivery


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by it of this Guaranty does not, and the consummation of the transactions contemplated herein will not, (i) violate, conflict with, or constitute a breach or default under, with or without notice or lapse of time or both, or result in a lien or encumbrance upon any of its assets or property pursuant to, any contract, guaranty, commitment, indenture, lease, order, judgment or other agreement or instrument to which the Guarantor is a party or by which it or its assets may be bound, or (ii) require the consent or approval of any Person.

            7. REINSTATEMENT. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Obligations is rescinded or must otherwise be restored to the Issuer or returned by the Holders upon the insolvency, bankruptcy or reorganization or similar proceeding involving the Issuer, or otherwise, all as though such payment had not been made and notwithstanding the cancellation of the Debentures or satisfaction and discharge of the Debentures, and the Guarantor shall be and remain liable to the Holders for the payment so rescinded or otherwise restored to the same extent as if such payment had never been received by the Holders.

            8. ECONOMIC BENEFITS; SOLVENCY. The issuance and sale of the Debentures to the Holders constitute indirect economic benefit to the Guarantor at least equal in value to the obligations imposed upon the Guarantor under this Guaranty. The guarantee by the Guarantor of the Obligations and the incurrence by it of its other obligations under this Guaranty and the Security Agreement will not render the Guarantor insolvent or unable to pay its debts as they mature or leave the Guarantor with unreasonably small capital. The Guarantor does not intend to incur debts, including those under this Guaranty, that would be beyond its ability to pay as such debts mature.

            9. NO WAIVER OR AMENDMENT; CUMULATIVE REMEDIES. No course of dealing between the Guarantor and the Holders and no failure to exercise or delay in exercising on the part of the Holders any right, power or privilege under the terms of this Guaranty, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other or further right, power or privilege. No amendment, rescission or modification of any provision of this Guaranty shall be effective unless expressly set forth in a writing duly executed by the Holders. The rights and remedies provided herein or in the Debenture are cumulative and not exclusive of, or in derogation of, any other rights or remedies provided at law, in equity or otherwise. This Guaranty, the Debentures and the Security Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior agreements and understandings of the parties hereto with respect to the subject matter hereof.

            10. SUCCESSORS AND ASSIGNS. This Guaranty shall be binding upon, and shall inure to the benefit of and be enforceable by, the respective successors and assigns of the Holders and the Guarantor but the Guarantor may not assign any part of its obligations hereunder.

            11. TERM OF GUARANTY. This Guaranty shall remain in full force and effect until the Obligations have been paid and discharged in full.


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            12. NOTICES. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given or made when delivered, if personally delivered by messenger or courier, or when mailed, if sent by certified or registered mail, return receipt requested, addressed as set forth below or as otherwise designated by notice given hereunder:

                        If to the Holders,

                        to the addresses contained in the Issuer's
                        Debenture transfer books.


                        If to the Guarantor:
                        Flour City Architectural Metals, Inc.
                        1044 Fordtown Road
                        Kingsport, TN 37663
                        Attention: Mr. John Tang
                                   Chief Executive Officer
                                          and
                                   Mr. Johnson Fong
                                   Chief Financial Officer
                        Tel:  (423) 349-8692
                        Fax:  (423) 349-0150


            13. ENFORCEABILITY. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Guarantor hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

            14. GOVERNING LAW. This Guaranty shall be governed by the laws of the State of New York, without reference to its principles of conflicts of laws (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law).

            15. COUNTERPARTS. This Guaranty may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same agreement.

                         [SIGNATURE PAGE FOLLOWS]


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            IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date first set forth above.

                                          FLOUR CITY ARCHITECTURAL
                                             METALS, INC.


                                          By:  /s/      Johnson K/ Fong
                                             ---------------------------------
                                             Name:      Johnson K. Fong
                                             Title:     Treasurer


                                          DIMENSIONAL PARTNERS, LTD.


                                          By:  /s/      Joseph Samberg
                                             ---------------------------------
                                             Name:      Joseph Samberg
                                             Title:     Director


                                          DIMENSIONAL PARTNERS, L.P.


                                          By: JDS Asset Management, LLC
                                                    its general partner


                                          By:  /s/      Joseph Samberg
                                             ---------------------------------
                                             Name:      Joseph Samberg
                                             Title:     Managing Member


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